UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2006
(April 1, 2006)

BROWN SHOE COMPANY, INC. (Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)

1-2191 (Commission File Number)	43-0197190 (IRS Employer Identification Number)

8300 Maryland Avenue St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

(314) 854-4000 (Registrant's telephone number, including area code)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective April 1, 2006, we entered into severance agreements with Ronald A. Fromm, Gary M. Rich, Andrew M. Rosen, Diane M. Sullivan and Joseph W. Wood. These agreements replaced the pre-existing employment agreement for Mr. Fromm and the severance agreements for each of the other officers. Each of these new severance agreements is for a three-year term that is automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. We may terminate an employee’s employment for cause (as defined) or without cause at any time. If an employee’s employment is terminated for cause, the employee will be entitled to receive accrued and unpaid base salary, credit for unused vacation time, and all other amounts earned and unpaid.

Under these new severance agreements, if the employee is terminated by the company without cause prior to a change in control (as defined) or more than 24 months after a change in control, the employee will also be entitled to receive a lump sum cash payment following termination equal to 200% of his or her base salary at the highest rate in effect at any time during the 12 months immediately preceding termination (including targeted bonus for the current year); a cash payment equal to the employee’s prorated targeted bonus for the year of termination; coverage under our medical/dental plans for 18 months followed by a cash payment equal to the company’s cost for an additional 6 months of medical/dental coverage; immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over the two-year period following termination; and outplacement services. All of these benefits are also applicable for Mr. Fromm if he voluntarily terminates his employment within 90 days after good reason (reduction in salary or position, relocation of principal office without employee’s consent, or material increase in travel), unless his decision to terminate for good reason is within 24 months after a change in control, in which event he is entitled to the benefits described below.

If, within 24 months after a change in control, the employee is terminated by the company without cause, or during that 24-month period he or she terminates his or her employment within 90 days after good reason, the employee will be entitled to receive a lump sum cash payment equal to 300% of his or her base annual salary at the highest rate in effect at any time during the 12 months immediately preceding termination (including targeted bonus for the current year); cash payment for the pro-rated targeted bonus for the year of termination; dental/medical coverage for 18 months plus a cash payment equal to the Company’s cost for an additional 18 months of medical/dental coverage; immediate vesting of all awards of restricted stock and outstanding stock options; outplacement services; and three years will be added to his or her credited service under our Supplemental Executive Retirement Plan (SERP).

Regardless of the reason for termination, these agreements require the employee to comply with certain post-termination restrictions, including, but not limited to, his or her not providing any executive level or consulting services to any competitor in the footwear industry or interfering with the company’s customer relationships. In addition, if any payment to the employee would subject him or her to excise tax under Section 4999 of the Internal Revenue Code, the employee would be entitled to receive an additional payment in an amount sufficient to compensate him or her therefore.

Item 1.02	Termination of a Material Definitive Agreement

Effective April 1, 2006, the existing employment agreement for Ronald A. Fromm, and the severance agreements with Gary M. Rich, Andrew M. Rosen, Diane M. Sullivan and Joseph W. Wood were replaced by new severance agreements.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 1, 2006, the following promotions within our senior management team became effective:

Diane M. Sullivan, who has served as the Company’s President since January 2004, was given the additional responsibility of serving as the Company’s Chief Operating Officer. Prior to joining the Company, Ms. Sullivan served as Vice Chairman of the Footwear Group of Phillips-Van Heusen from September 2001 to December 2003, and held a series of management positions with Stride Rite Corporation from April 1995 to September 2001, most recently as President and Chief Operating Officer.

Andrew M. Rosen, who has served as the Company’s Senior Vice President and Chief Financial Officer since 1999, was promoted to Executive Vice President and Chief Financial Officer; and Michael I. Oberlander, the Company’s Vice President, General Counsel and Corporate Secretary was promoted to Senior Vice President, General Counsel and Corporate Secretary.

None of the above individuals serves pursuant to the terms of an employment agreement; however, the Company has entered into a severance agreement with each of them.

Item 9.01	Financial Statements and Exhibits

(c) Exhibit

Exhibit Number	Description of Exhibits
10.1	Severance Agreement, effective April 1, 2006, between the Company and Ronald A. Fromm, filed herewith.
10.2	Severance Agreement, effective April 1, 2006, between the Company and Joseph W. Wood, filed herewith.
10.3	Severance Agreement, effective April 1, 2006, between the Company and Gary M. Rich, filed herewith.
10.4	Severance Agreement, effective April 1, 2006, between the Company and Andrew M. Rosen, filed herewith.
10.5	Severance Agreement, effective April 1, 2006, between the Company and Diane M. Sullivan, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROWN SHOE COMPANY, INC.
(Registrant)

Date: April 6, 2006	/s/ Michael I. Oberlander
Michael I. Oberlander
Senior Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Severance Agreement, effective April 1, 2006, between the Company and Ronald A. Fromm
10.2	Severance Agreement, effective April 1, 2006, between the Company and Joseph W. Wood
10.3	Severance Agreement, effective April 1, 2006, between the Company and Gary M. Rich
10.4	Severance Agreement, effective April 1, 2006, between the Company and Andrew M. Rosen
10.5	Severance Agreement, effective April 1, 2006, between the Company and Diane M. Sullivan